EMBARGOED INFORMATION

DRAFT RELEASE - CONFIDENTIAL - 4/18/2008 10:23 AM

Contact:
Sean Mahoney
Ph. 310-867-0670
Sean@mahoney.net

ENERGY RECOVERY LEADER CHINA ENERGY RECOVERY CLOSES
ACQUISITION AND SECURES $8.5 MILLION IN A PRIVATE FINANCING

First-ever financing from outside China
will hasten growth and expansion

LOS ANGELES, CA and SHANGHAI, CHINA - April 21, 2008 -- China Energy Recovery, Inc. (OTCBB: CGYV) ("CER"), today announced the closing of its acquisition of HAIE Hi-tech Engineering (Hong Kong) Company, Limited ("Hi-tech") and an $8.5 million convertible preferred stock financing. Hi-Tech is an international leader in the design and construction of heat-energy recovery systems for a variety of sectors including the petrochemical, refining, chemical, paper, steel and cement industries, with primary operations in Shanghai, China,
CER intends to use the net proceeds from the financing to accelerate growth of its operations through its wholly-owned subsidiary, Hi-Tech. The Company plans to immediately ramp its production efforts to deliver upon its existing orders from a rapidly expanding domestic and global customer base.
“This acquisition and financing provide an opportunity to scale our business quickly,” stated Mr. Wu Quinhuan, CER’s new Chief Executive Officer as a result of the acquisition. “Given the inability to secure working capital financing in China, our business required this financing to be able to purchase the raw materials to deliver upon our extensive order backlog. CER has grown organically without outside investment up until now however, at this point we’re excited to be attracting foreign investment. It will help our Company in our goal to achieve a market leadership position on a global level.”

The ‘energy recovery’ sector of the alternative energy industry is gaining enormous attention from global businesses. According to studies conducted for the U.S. Environmental Protection Agency and Department of Energy, recycling energy that is currently wasted by U.S. manufacturers could generate nearly 200,000 megawatts (MW) of clean power, equivalent to about 20% of the U.S,'s entire electricity generating capacity. And in a recently published McKinsey research report it was concluded that investment in energy efficiency would yield a profit of about 17% worldwide. The report also revealed that the most inefficient sector of energy use is the heavy industry sector in China.
“China is the Saudi Arabia of wasted energy, and China Energy Recovery is in exactly the right place at the right time,” says CER Advisory Board member and former Chairman of the White House Climate Change Task Force under Bill Clinton, Roger Ballentine. “High energy costs and pressure to reduce emissions make energy recycling extremely attractive.  Capturing and monetizing wasted energy and excess emissions represents the proverbial low-hanging fruit.”
Hi-Tech's primary customer base has historically been in China, where 70% of the country’s energy needs are made up from the industrial sector. The country’s growing energy needs reached an annualized rate of 23% recently, and it’s expected that China will overtake the U.S. as the world’s largest consumer of energy in the near future. China’s double-digit growth in energy usage is making it one of the world’s biggest and fastest growing users of renewable energy, which currently accounts for approximately 7.5% of the country’s primary energy supply.
In connection with the acquisition and financing, on April 16, 2008, CER conducted a 1-for-2 reverse stock split of its issued and outstanding capital stock pursuant to which each two shares of CER's common stock issued and outstanding on the record date of April 15, 2008 was converted into one share of CER's common stock.
Investors are encouraged to read in its entirety CER's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008 regarding the acquisition and financing and CER's management, operations and financial information.

What is Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high pressure steam. Energy Recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy Recovery also captures the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that Energy Recovery systems installed in US industrial facilities could produce up to 20% of US electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. The Company focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: petro-chemicals, refining and power generation (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize, including, without limitation, the efficacy and market acceptance of the Company’s products and services, the Company’s ability to achieve acceptable levels of sales and margins for its products and services and the Company's ability to finance its operations and growth. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC, including the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2008.